UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 29, 2016 (April 26, 2016)

Cortland Bancorp

(Exact name of registrant specified in its charter)

Ohio	000-13814	34-1451118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

194 West Main Street, Cortland, Ohio		44410
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (330) 637-8040

[not applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers

Awards granted under the 2015 Omnibus Equity Plan. On April 26, 2016, the Compensation Committee of Cortland Bancorp’s board of directors awarded 2,433 shares of restricted stock to President and CEO James M. Gasior, 2,297 shares to Executive Vice President and COO Timothy Carney, 1,573 shares to Senior Vice President and Chief Lending Officer Stanley P. Feret, and 1,593 shares to Senior Vice President and Chief Financial Officer David J. Lucido. Awarded under the 2015 Omnibus Equity Plan, the shares vest in equal thirds on the first three anniversaries of the award date if the executive remains employed with Cortland Bancorp, but the awards will be fully vested if a change in control occurs.

The Compensation Committee has the authority each plan year to determine eligible employees, award type, and performance criteria. The Plan may be terminated by the board of directors at any time. The form of restricted stock award agreement was previously filed as Exhibit 10.36.3 to Cortland Bancorp’s Form 10-Q for the quarter ended June 30, 2015, filed with the SEC on August 11, 2015, and is incorporated herein by reference.

Item 8.01 Other Events

On April 26, 2016, Cortland Bancorp’s Board of Directors awarded each director other than Chairman Timothy K. Woofter 177 shares of fully vested stock. The price of the stock on the grant date was $15.25 per share. Chairman Timothy K. Woofter received 196 shares of fully vested stock.

Item 9.01(d) Exhibit

10.36.3	Form of Restricted Stock Award Agreement, incorporated by reference to Exhibit 10.36.3 of the Form 10-Q for the quarter ended June 30, 2015, filed with the SEC on August 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cortland Bancorp

Date: April 29, 2016	By:	/s/ James M. Gasior
James M. Gasior
	Its:	President & Chief Executive Officer